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EXHIBIT 14 CODE OF ETHICS

                             MDI TECHNOLOGIES, INC.

INTRODUCTORY STATEMENT

MDI Technologies, Inc. (the "Company") has prepared this Manual to affirm our position concerning compliance with laws and adherence to ethical business practices. The Company strives to earn and maintain the respect of our shareholders, investors, customers, suppliers, and the community we serve. In order to reach this goal, we must all strive to conduct ourselves in a highly professional manner, with integrity, honesty and responsibility.

The following policy statements are intended to assist all of us in reaching this goal. All Company employees must conduct their day-to-day business activities strictly in accordance with these policies. In the event a policy is violated, each employee must report the violation and strive to correct the wrong and comply with the policy as soon as possible.

The Company will continue to rigidly enforce these policies. In order to protect the Company and its employees, a violation of these policy statements may be grounds for appropriate disciplinary action up to and including dismissal.

                                           Todd Spence
                                           President and Chief Executive Officer

December 7, 2004

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POLITICAL CONTRIBUTIONS

No political contributions or gifts of any kind may be made or given to any candidate or governmental official on behalf of the Company unless they are in strict compliance with all applicable federal, state, local and foreign (as applicable) laws, rules and registrations and this policy.

Candidates for federal offices: There will be no corporate contributions of anything of value at any time except as permitted by federal election laws and with the prior approval of the President and the Company's legal counsel.

Candidates for state and local offices: In some states, corporate contributions are not permitted. In most states, however, the law permits corporations to contribute to state and local candidates. If an employee believes that it is in the interest of the Company that a contribution be made in states where allowed, the employee should so recommend to the President, who, in turn, must obtain the approval of the Company's legal counsel. It is important that all Company contributions be coordinated at that level both to ensure compliance with the law and to approve the recommended contribution.

Foreign candidates and political parties: The laws of foreign countries vary widely with respect to the legality of foreign political contributions. Accordingly, foreign political contributions may be made only after an employee has received the approval of the President, who, in turn, must obtain the approval of the Company's legal counsel.

GOVERNMENT OFFICIALS

Company policy absolutely prohibits any employee of the Company offering or giving anything of value to a government official (anyone on a federal, state or local payroll, foreign or domestic, or anyone who represents any government) to influence any official act.

Even where there is no improper intent, the offering or giving of entertainment, gifts, or other things of value to government officials may be perceived by others as having an improper purpose.

Therefore, there shall be no entertainment of and no giving of gifts or other things of value to government officials, even though requested by an official or employee and even at the risk of incurring ill-will or giving rise to other adverse consequences to the Company, without prior approval from the President and the Company's legal counsel.

ANTITRUST PRACTICES

The Company requires all employees to strictly comply with the antitrust laws at all times. All employees must be familiar with these guidelines. In particular, without limitation:

- No employee shall discuss or agree with any competitor on prices, terms or conditions of sale, territories, customers, or any other subject of a competitive nature. No employee shall exchange prices or any other competitive information with a competitor.

      No employee shall agree with any purchaser of our products on the resale price of such products.

CONFLICTS OF INTEREST

It is the policy of the Company that its directors, officers and employees avoid any situation which may constitute or have the potential to constitute a conflict of interest - that is, any situation in which an individual uses or could use his or her position with the Company for personal gain, to the actual or potential detriment of the Company.

A potential conflict of interest may arise when an employee or any close relative or associate of an employee has a financial interest in, received a material benefit from, or acts on behalf of anyone from whom the Company obtains products or services, to whom the Company sells or licenses its products or services, or with whom the Company competes. Conflicts of interest may exist even if an employee acts in good faith.

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A questionnaire shall be sent to all employees every other year. The answers to such questionnaire shall be reviewed by the President (or his designee) who shall set up guidelines on a case by case basis.

In the event an employee becomes aware of a conflict of interest or potential conflict of interest, such employee must disclose such information to the President of the Company.

RECEIPT AND GIVING OF GIFTS AND PRIZES

No employee shall accept a gift or entertainment of any kind, or give gifts or entertainment to, licensees, contractors, suppliers or others doing business with the Company or with whom the employee deals on behalf of the Company, unless (i) the gift has a market value of less than $100.00 as determined by the President (or his designee), or (ii) the gift has been specifically approved by the President.

Each gift shall be reported immediately upon receipt, or prior to giving, to the President for approval.

No employee may accept a prize in an event (i.e. golf tournament) sponsored by licensees, contractors, suppliers or others doing business with the Company or with whom the employee deals on behalf of the Company, unless (i) the gift has a market value of less than $100.00 as determined by the President (or his designee), or (ii) the gift has been specifically approved by the President.

ACCOUNTING

The Company shall maintain true, complete and accurate records, and shall devise and maintain adequate systems for every transaction by or with the Company to accurately reflect its true nature and amount.

REIMBURSABLE BUSINESS EXPENSES

The Company requires compliance with the U.S. Internal Revenue Service, which standards are the Company standards for the purpose of determining the appropriateness of a business expense. The reimbursed travel expenses of an employee (or spouse of the employee) will be taxable to the employee unless the employee demonstrates that the expense served a bonafide business purpose. The employee will be required to complete forms itemizing each expense before reimbursement will be made. Approval must be obtained from the President prior to undertaking spousal travel.

CONFIDENTIAL INFORMATION

The Company is in a very competitive business environment, and the confidentiality of business information is critical. All such information must be kept in the strictest confidence by employees, and should not be shared with other employees unless they are part of the project. At a minimum, each employee must assure that:

      - All desks are clear of business related, confidential paperwork each evening.

      - All potentially sensitive papers, microfilm, computer disks, etc. are locked in desks, file cabinets or secured areas each evening.

      -     Access to office areas or operations areas is controlled.

      - Access to file rooms or record storage areas containing confidential information is controlled.

Information about the Company should not be disclosed to persons outside the Company or fellow employees except pursuant to the procedures that have been established concerning the release of earnings and similar financial information. No confidential or proprietary information should ever be disclosed to any competitor of the Company, or even a potential competitor, whether during or subsequent to employment by the Company.

All information pertaining to the Company, in any form whatsoever, original or copy, and all work product created, developed or used by an employee in the fulfillment of his or her duties for the Company is property

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of the Company. Such information at all times during and subsequent to your employment, regardless of the reason, shall not be disclosed, communicated in any form or removed from the premises, except for the sole purpose of conducting Company business. Any such information must be delivered to the Company immediately upon request, whether during or subsequent to employment by the Company. Should a violation of this policy result in damages or injuries to the Company, the individual responsible will be liable to the Company for monetary damages, including reasonable attorneys fees and expenses, and injunctive or other equitable relief.

OUTSIDE DIRECTORSHIPS

When a Company employee serves as director of an outside corporation, the relationship frequently involves the use of the Company's name, which can create the impression of an endorsement of financial responsibility and business practices. Such duties also can involve a significant time expenditure, and therefore it is our policy that officers and employees can not serve in such capacity with for-profit corporations unless they have obtained the prior approval of the Board of Directors of the Company.

Directorships of trade organizations, economic groups, colleges and universities and government committees also carry the implication of the Company's standards of responsibility and character, and therefore must be approved by the President. Service on local charitable boards, including schools, churches, clubs, the Red Cross, etc. is permissible without the approval of the President, so long as the service is on the employee's own time. If the service would involve more than two hours per month of employee time during regular business hours, it should be approved by the Human Resources Manager.

Even if a directorship is approved, or if such approval is not necessary, the following guidelines must be followed:

      - The officer or employee must withdraw from the directorship at such time as the President determines it appropriate.

      - The amount of time devoted to the activity may not interfere with the employee's normal duties.

      - The employee must monitor the organization's activities to assure that no conflict of interest exists between the organization or positions it takes and the Company.

      - Any employee who receives compensation for service on any such board must report it to the President, as well as any subsequent changes in such compensation.

HARASSMENT

The Company prohibits unlawful harassment, including but not limited to harassment based on race, gender, age, religion, national origin or disability, by any person in any form. Sexual, racial, religious, ethnic or other offensive verbal comments, jokes, etc. are prohibited forms of harassment. This policy applies equally to sexual harassment by or to both men and women. This policy is not limited to conduct occurring on premises or during working hours.

COMPLIANCE WITH EQUAL EMPLOYMENT OPPORTUNITY LAWS

The Company is committed to equal employment opportunity and affirmative action. The hiring, promoting, training, assigning, and termination of employees shall be based on job performance and job-related work qualifications without regard to race, sex, age, religion, national origin or disability.

The Company will adopt a policy which will prohibit discrimination of any kind and afford equal opportunity to all employees regardless of race, gender, age, religion, national origin or disability.

EMPLOYMENT OF RELATIVES

The Company permits, but does not encourage, the employment of relatives of employees. "Relative," as used here, includes a husband, wife, child, parent, brother, sister, brother-in-law, sister-in-law, mother-in-law

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and father-in-law. Employment and assignment must be pre-approved by the
President in order to preclude conflicts in reporting relationships. Relatives cannot be in the direct chain of command of each other unless approved by the President of the Company.

COMPLIANCE WITH SECURITIES LAWS

Directors, officers and employees of the Company must comply with all securities laws, including, without limitation, laws, rules and regulations relating to the following:

      -     Insider trading

      -     Reporting of trades of Company stock

      - Obligations of shareholders who own Company stock under investment representations

      -     Sales of Company stock under Rule 144

      -     Timely disclosure of material information about the Company.

The Company shall keep such persons informed of these laws and regulations through several mechanisms, including informational group meetings, video presentation and the distribution of applicable memoranda. It is the responsibility of each employee to carefully review all materials distributed and to address any questions or concerns with the Human Resources Manager.

COMPLIANCE WITH SARBANES-OXLEY

Directors, officers and employees of the Company must comply with all applicable provisions of Sarbanes-Oxley, including without limitation, provisions relating to the following:

      -     Accounting standards and audit procedures

      -     Management assessment of internal controls

      -     Appropriate periodic disclosures

The Company shall keep such persons informed of these provisions through several mechanisms, including informational group meetings, video presentation and the distribution of applicable memoranda. These persons must seek advice from Legal Counsel prior to acting when confronted by a situation in which Sarbanes-Oxley might apply.

COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT

No employee of the Company shall offer, pay or promise to pay, or give things of value to a foreign government official (any representative or employee of a foreign government, foreign political party or candidate) to induce or influence such person's official actions or decisions, or to persuade someone to misuse his or her official position. Misuse of official position would include wrongfully directing business to the Company, wrongfully obtaining legislation or regulations preferential to the Company, or inducing a foreign official to fail to perform an official function.

Employees must seek advice from the President prior to acting when confronted by a situation in which the Foreign Corrupt Practices Act might apply.

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COMMITMENT TO ENVIRONMENTAL EXCELLENCE

It is our policy to conduct our business in accordance with all applicable environmental laws, regulations and permits and to promote a healthful, safe and protected environment. Each employee will comply strictly with this policy; neither production goals nor financial objectives shall excuse noncompliance. In conducting our businesses, we will continue to seek and implement cost effective methods to reduce the impact of our operations on the environment. Managers should integrate environmental considerations into business planning and decision-making processes. In addition, we are committed to recycling. Our policy is very basic - any materials that can be recycled - paper, plastics, cans, metal, etc. - must be recycled.

GENERAL GUIDELINES

It is not possible in a written policy statement to cover every situation in which potentially unlawful or unethical acts could be involved. In the conduct of a business, employees are often confronted with a variety of factual situations in which choices must be made. In making such choices, employees are to be guided by the paramount policy of the Company - that all laws are to be strictly obeyed and the highest standards of business ethics followed.

The policies set forth in this Manual are subject to change at the sole discretion of the President. From time to time, employees may receive updated information concerning new policies or changes in existing policies.

This Manual is not a contract, express or implied, of employment in any manner for any time period.

REPORTING NON-COMPLIANCE CONCERNS

Employees may report possible misconduct or violations of Company policies by others, including any direction by a superior that is inconsistent with any policy or required practice set forth in this Manual, to the Human Resources Manager or directly to the President of the Company. All reports will be investigated fully, and no employee who reports possible misconduct or violations in good faith be subject to reprisal of any kind.

VIOLATION OF POLICIES

Any violations of these Business Practices and Ethics Policy statements may be grounds for appropriate disciplinary action up to and including dismissal.

All disciplinary actions taken shall be determined by the Human Resources
Manager.

EFFECTIVE DATE

This policy shall become effective as of the date of adoption set forth on the first page, and shall supersede any and all prior written or oral policies concerning the matters hereunder.

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